UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2016

SALON MEDIA GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	0-26395	94-3228750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

870 Market Street San Francisco, CA (Address of principal executive offices)		94102 (Zip Code)

Registrant’s telephone number, including area code: (415) 870-7566

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Agreement

Item 3.02 Unregistered Sales of Equity Securities

On November 14, 2016, we received $400,000 in the form of a Demand Promissory Note, of which $100,000 came from related parties. The Note bears interest at the rate of four percent (4%) per annum and the entire principal plus any accrued interest is due upon demand by the holder.

As a condition to issuance of the Demand Promissory Note, all advances from related parties equal to $8,341,000 and all outstanding Preferred stock were converted into Common Stock. The advances equal to $8,341,000 and the outstanding 1,075 shares of Series C Preferred Stock converted into 83,410,000 shares and 17,200,000 shares of Common Stock respectively. Following the conversion of the related party advances and Preferred Stock, the total number of outstanding shares of Common Stock has increased from 76,273,983 to 176,883,983. The capitalization table as of November 14, 2016 is as follows:

Shareholder	Common (outstanding)	Series C Pref. (as converted)	Related Party Advances (as converted)	Total	Fully Diluted Ownership
John Warnock	34,931,240	--	54,280,000	89,211,240	50.43%
William Hambrecht	27,492,732	--	29,130,000	56,622,732	32.01%
Shea Ventures	3,632,962	13,200,000	--	16,832,962	9.52%
Other Series C Preferred Holder	--	4,000,000	--	4,000,000	2.26%
Other Common Shareholders	10,217,049	--	--	10,217,049	5.78%
	76,273,983	17,200,000	83,410,000	176,883,983	100.00%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SALON MEDIA GROUP, INC.

By:	/s/ Elizabeth Hambrecht
Name:	Elizabeth Hambrecht
Title:	Chief Financial Officer

Dated: November 14, 2016